Exhibit 5.1


    BOSTON                  Latham & Watkins                    NEW YORK
   CHICAGO                  ATTORNEYS AT LAW                NORTHERN VIRGINIA
  FRANKFURT                    www.lw.com                     ORANGE COUNTY
   HAMBURG                                                        PARIS
  HONG KONG               ____________________           SAN DIEGO NORTH COUNTY
    LONDON                                                    SAN FRANCISCO
 LOS ANGELES                                                 SILICON VALLEY
    MOSCOW                                                      SINGAPORE
  NEW JERSEY                                                      TOKYO
                                                            WASHINGTON, D.C.



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                70I B Street, Suite 2I00 o San Diego, California
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                                December 3, 2001

                                                            FILE NO. 025202-0011

Neurocrine Biosciences, Inc.
10555 Science Center Drive
San Diego, California 92121

Re: Registration Statement on Form S-3; 3,737,500 Shares of Common Stock, Par Value $.001 Per Share

Ladies and Gentlemen:

     In connection with the registration by Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), of 3,737,500 shares of common stock of the Company, par value $.001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to the registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the"Commission") on November 13, 2001 (File No. 333-73216) and declared effective by the Commission on November 20, 2001 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that as of the date of this opinion, the Shares have been duly authorized, validly issued and are fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                                          Very truly yours,


                                                          LATHAM & WATKINS